Exhibit 4.4

AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of February 11, 2014 (this “Amendment”) to the Rights Agreement, dated as of September 4, 2009 (the “Rights Agreement”), is entered into between AMAG PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company is issuing convertible senior notes (the “Notes”) pursuant to an indenture dated on or about February 11, 2014, which Notes will be convertible into cash, Common Shares or a combination thereof;

WHEREAS, in connection with the issuance of the Notes, the Company has entered into (and may enter into additional) bond hedge transactions (the “Bond Hedges”) and warrant transactions (the “Warrants” and, together with the Bond Hedges, the “Call Spread Transactions”) with each of JPMorgan Chase Bank, National Association, London Branch, Morgan Stanley & Co. International plc and Royal Bank of Canada (collectively, the “Call Spread Counterparties”);

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the board of directors of the Company (the “Board”) has determined that the consummation of the Call Spread Transactions and any related hedging by of the Call Spread Counterparties of their exposure with respect to the Call Spread Transactions would not be inconsistent with the purpose and intent of the Board in adopting the Rights Agreement;

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement as set forth herein, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

1.                                      Amendment to the Rights Agreement.

(a)                                 Section 1(c) of the Rights Agreement is hereby amended by inserting the following new paragraph at the end of Section 1(c):

“Notwithstanding the foregoing or anything in this Agreement to the contrary, for purposes of this Agreement, each Call Spread Counterparty shall be deemed not to beneficially own (w) any Common Shares underlying, or synthetically owned pursuant to, any Warrant held by such Call Spread Counterparty, (x) any Common Shares held by such Call Spread Counterparty (or any affiliate thereof) to hedge its exposure with respect to the Call Spread Transactions, (y) any Common Shares underlying, or synthetically owned pursuant to, any Derivative Securities (including the Notes) held, or entered into, by such Call Spread Counterparty (or any affiliate thereof) to hedge its exposure with respect to the Call Spread Transactions or (z) any Notes held by such Call Spread Counterparty (or any affiliate thereof) in its capacity as underwriter of the Notes offering.”

(b)                                 Each of the following definitions is hereby added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

“Bond Hedges” means each of the bond hedge transactions relating to the Notes entered into from time to time between the Company and a Call Spread Counterparty.

“Call Spread Counterparty” means each of JPMorgan Chase Bank, National Association, London Branch, Morgan Stanley & Co. International plc and Royal Bank of Canada.

“Call Spread Transactions” means the Bond Hedges and the Warrants.

“Notes” means the 2.50% Convertible Senior Notes due 2019 issued by the Company.

“Warrants” means each of the warrant transactions entered into between the Company and a Call Spread Counterparty substantially concurrently with the Bond Hedges.

2.                                      Miscellaneous.

(a)                                 Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

(b)                                 If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(c)                                  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(d)                                 This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e)                                  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Scott B. Townsend
Name:	Scott B. Townsend
Title:	Senior Vice President and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director